An offering statement pursuant to regulation a relating to these securities has been filed with the Securities and Exchange Commission. Information contained in this preliminary offering circular is subject to completion or amendment. These securities may not be sold nor may offers to buy be accepted before the offering statement filed with the Commission is qualified. This preliminary offering circular shall not constitute an offer to sell or the solicitation of an offer to buy nor may there be any sales of these securities in any state in which such offer, solicitation or sale would be unlawful before registration or qualification under the laws of such state. The company may elect to satisfy its obligation to deliver a final offering circular by sending you a notice within two business days after the completion of the company’s sale to you that contains the URL where the final offering circular or the offering statement in which such final offering circular was filed may be obtained.

PRELIMINARY OFFERING CIRCULAR DATED JUNE 24, 2020

Audition Showdown Inc.

40 King Street West, Suite 1700

Toronto, Ontario, Canada, M5H 3Y2

UP TO 25,000,000 COMMON SHARES

SEE “SECURITIES BEING OFFERED” AT PAGE 21

MINIMUM INVESTMENT: $250

We are offering a maximum of 25,000,000 Common Shares on a “best efforts” basis.

Common Shares	Price to Public	Placement Agent Discounts and Commissions*	Proceeds to Issuer Before Expenses
Per share	$2.00	$0.02	$1.98
Total Maximum	$50,000,000.00	$500,000.00	$49,500,000.00

* The company has engaged Dalmore Group, LLC, member FINRA/SIPC (“Dalmore”), to perform administrative and compliance related functions in connection with this offering, but not for underwriting or placement agent services. This includes the 1% commission, but it does not include the one-time set-up fee and consulting fee payable by the company to Dalmore. See “Plan of Distribution” for details.

The company expects that the amount of expenses of the offering that it will pay will be approximately $3,875,000, not including commissions or state filing fees.

The offering is being conducted on a best-efforts basis without any minimum target. Because there is no minimum target, the company may close on any amounts invested, even if those amounts are insufficient for the intended use of proceeds, or do not cover the costs of this offering. The company may undertake one or more closings on a rolling basis. After each closing, funds tendered by investors will be made available to the company. The offering will terminate at the earlier of: (1) the date at which the maximum offering amount has been sold, (2) the date which is three years from this offering being qualified by the Commission, or (3) the date at which the offering is earlier terminated by the company in its sole discretion. At least every 12 months after this offering has been qualified by the Commission, the company will file a post-qualification amendment to include the company’s recent financial statements.

Each holder of Common Shares is entitled to one vote for each share on all matters submitted to a vote of the shareholders. Holders of Common Shares will vote together with the holders of Multiple Voting Shares as a single class on all matters (including the election of directors) submitted to a vote or for the consent of the shareholders of the company. John McMahon, the company’s Chief Executive Officer, owns all of the outstanding Multiple Voting Shares, which at the date of this Offering Circular represent 92.53% of the voting power of the company’s equity. Assuming the maximum number of shares in this offering are sold, Mr. McMahon will continue to hold a majority, or 88.01%, of the voting power of all of the company’s equity at the conclusion of this offering and therefore will continue to control the board.

THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OR GIVE ITS APPROVAL OF ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES
OFFERED ARE EXEMPT FROM REGISTRATION

GENERALLY NO SALE MAY BE MADE TO YOU IN THIS OFFERING IF THE AGGREGATE PURCHASE PRICE YOU PAY IS MORE THAN 10% OF THE GREATER OF YOUR ANNUAL INCOME OR NET WORTH. DIFFERENT RULES APPLY TO ACCREDITED INVESTORS AND NON-NATURAL PERSONS. BEFORE MAKING ANY REPRESENTATION THAT YOUR INVESTMENT DOES NOT EXCEED APPLICABLE THRESHOLDS, WE ENCOURAGE YOU TO REVIEW RULE 251(d)(2)(i)(C) OF REGULATION A. FOR GENERAL INFORMATION ON INVESTING, WE ENCOURAGE YOU TO REFER TO www.investor.gov.

This offering is inherently risky. See “Risk Factors” on page 3.

Sales of these securities will commence on approximately,   [__], 2020.

The company is following the “Offering Circular” format of disclosure under Regulation A.

In the event that we become a reporting company under the Securities Exchange Act of 1934, we intend to take advantage of the provisions that relate to “Emerging Growth Companies” under the JOBS Act of 2012. See “Implications of Being an Emerging Growth Company.”

In this Offering Circular, the term “Audition Showdown,” “we,” “us,” “our,” or “the company” refers to Audition Showdown Inc.; “CDN$” refers to Canadian Dollars; and “$” refers to US Dollars.

THIS OFFERING CIRCULAR MAY CONTAIN FORWARD-LOOKING STATEMENTS AND INFORMATION RELATING TO, AMONG OTHER THINGS, THE COMPANY, ITS BUSINESS PLAN AND STRATEGY, AND ITS INDUSTRY. THESE FORWARD-LOOKING STATEMENTS ARE BASED ON THE BELIEFS OF, ASSUMPTIONS MADE BY, AND INFORMATION CURRENTLY AVAILABLE TO THE COMPANY’S MANAGEMENT. WHEN USED IN THE OFFERING MATERIALS, THE WORDS “ESTIMATE,” “PROJECT,” “BELIEVE,” “ANTICIPATE,” “INTEND,” “EXPECT” AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS. THESE STATEMENTS REFLECT MANAGEMENT’S CURRENT VIEWS WITH RESPECT TO FUTURE EVENTS AND ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE THE COMPANY’S ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTAINED IN THE FORWARD-LOOKING STATEMENTS. INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE ON WHICH THEY ARE MADE. THE COMPANY DOES NOT UNDERTAKE ANY OBLIGATION TO REVISE OR UPDATE THESE FORWARD-LOOKING STATEMENTS TO REFLECT EVENTS OR CIRCUMSTANCES AFTER SUCH DATE OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS.

Implications of Being an Emerging Growth Company

We are not subject to the ongoing reporting requirements of the Exchange Act of 1934, as amended (the “Exchange Act”) because we are not registering our securities under the Exchange Act. Rather, we will be subject to the more limited reporting requirements under Regulation A, including the obligation to electronically file:

●	annual reports (including disclosure relating to our business operations for the preceding three fiscal years, or, if in existence for less than three years, since inception, related party transactions, beneficial ownership of the issuer’s securities, executive officers and directors and certain executive compensation information, management’s discussion and analysis (“MD&A”) of the issuer’s liquidity, capital resources, and results of operations, and two years of audited financial statements),
●	semiannual reports (including disclosure primarily relating to the issuer’s interim financial statements and MD&A) and
●	current reports for certain material events.

In addition, at any time after completing reporting for the fiscal year in which our offering statement was qualified, if the securities of each class to which this offering statement relates are held of record by fewer than 300 persons and offers or sales are not ongoing, we may immediately suspend our ongoing reporting obligations under Regulation A.

If and when we become subject to the ongoing reporting requirements of the Exchange Act, as an issuer with less than $1.07 billion in total annual gross revenues during our last fiscal year, we will qualify as an “emerging growth company” under the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) and this status will be significant. An emerging growth company may take advantage of certain reduced reporting requirements and is relieved of certain other significant requirements that are otherwise generally applicable to public companies. In particular, as an emerging growth company we:

●	will not be required to obtain an auditor attestation on our internal controls over financial reporting pursuant to the Sarbanes-Oxley Act of 2002;

i

●	will not be required to provide a detailed narrative disclosure discussing our compensation principles, objectives and elements and analyzing how those elements fit with our principles and objectives (commonly referred to as “compensation discussion and analysis”);
●	will not be required to obtain a non-binding advisory vote from our shareholders on executive compensation or golden parachute arrangements (commonly referred to as the “say-on-pay,” “say-on-frequency” and “say-on-golden-parachute” votes);
●	will be exempt from certain executive compensation disclosure provisions requiring a pay-for-performance graph and CEO pay ratio disclosure;
●	may present only two years of audited financial statements and only two years of related MD&A; and
●	will be eligible to claim longer phase-in periods for the adoption of new or revised financial accounting standards.

We intend to take advantage of all of these reduced reporting requirements and exemptions, including the longer phase-in periods for the adoption of new or revised financial accounting standards, and hereby elect to do so. Our election to use the phase-in periods may make it difficult to compare our financial statements to those of non-emerging growth companies and other emerging growth companies that have opted out of the phase-in periods under Section 107 of the JOBS Act.

Under the JOBS Act, we may take advantage of the above-described reduced reporting requirements and exemptions for up to five years after our initial sale of common equity pursuant to a registration statement declared effective under the Securities Act of 1933, as amended, or such earlier time that we no longer meet the definition of an emerging growth company. Note that this offering, while a public offering, is not a sale of common equity pursuant to a registration statement, since the offering is conducted pursuant to an exemption from the registration requirements. In this regard, the JOBS Act provides that we would cease to be an “emerging growth company” if we have more than $1.07 billion in annual revenues, have more than $700 million in market value of our common stock held by non-affiliates, or issue more than $1 billion in principal amount of non-convertible debt over a three-year period.

Certain of these reduced reporting requirements and exemptions are also available to us due to the fact that we may also qualify, once listed, as a “smaller reporting company” under the Commission’s rules. For instance, smaller reporting companies are not required to obtain an auditor attestation on their assessment of internal control over financial reporting; are not required to provide a compensation discussion and analysis; are not required to provide a pay-for-performance graph or CEO pay ratio disclosure; and may present only two years of audited financial statements and related MD&A disclosure.

ii

SUMMARY

Company Overview

Audition Showdown is a software development company incorporated on September 30, 2019 in Ontario, Canada. The company is currently developing a smartphone application, Audition Showdown, in essence an online talent show where all users can vote for their favorite performances. The app would allow users to upload performances to their personal profile, which will be shared with the online community and enable users to enter weekly prize contests. Performers try to use social media to build their audience, but there’s no single location for them to showcase themselves as an artist, or to help them launch a career. Audition Showdown intends to build such a platform.

Our Product

Our app is our main product. Anyone will be able to create a user profile, which allows them to upload, view, share and vote on contests for free and to enter the contests for a small entry fee. Users and so-called Influencers can interact through the app and vote on contest videos to determine weekly contest winners. The winners will be rewarded with cash prizes, or unique experiences, and have their performances promoted by influencers and provide exposure to talent agencies, and music producers. Our mission is to help performers better launch successful careers online.

The Offering

Securities offered	Up to a maximum of 25,000,000 Common Shares.

Common Shares outstanding before the offering	36,310,200 shares

Multiple Voting Shares outstanding before the offering	18,000,000 shares

Common Shares outstanding after the offering (assuming a fully-subscribed offering)	61,310,200 shares

Use of proceeds	The net proceeds of this offering will be used primarily to cover development costs related to the Audition Showdown software and application and related personnel, marketing and business development expenses.

Selected Risks Associated with Our Business

Our business is subject to a number of risks and uncertainties, including those highlighted in the section titled “Risk Factors” immediately following this summary. These risks include, but are not limited to, the following:

●	We are an early stage company and have not yet generated any profits.
●	Our app is not yet operational and depends on the popularity of social media networks.
●	If our efforts to attract prospective users and later retain existing users are not successful, our growth prospects and revenue will be adversely affected
●	We operate in a highly competitive market against businesses that are more established and have significantly larger resources.
●	We depend on third parties to develop and market our product. If we are not able to contract successfully with reliable third parties, we may not be able to successfully launch our application and scale our operations.
●	Our costs may grow more quickly than our revenues, harming our business and profitability.
●	We expect to raise additional capital through equity offerings and to potentially provide our employees with equity incentives. Therefore, your ownership interest in Audition Showdown is likely to continue to be diluted.
●	The loss of one or more of Audition Showdown’s key personnel, or our failure to attract and retain other highly qualified personnel in the future, could harm our business.
●	If our security systems are breached, we may face civil liability, and public perception of our security measures could be diminished, either of which would negatively affect our ability to attract and retain ad-supported users, premium subscribers, advertisers, content providers, and other business partners.
●	Assertions by third parties of infringement or other violation by us of their intellectual property rights could harm our business, operating results, and financial condition.
●	Our costs may grow more quickly than our revenues, harming our business and profitability.
●	We cannot assure you that we will effectively manage our growth.
●	As a growing company, we have to develop effective financial and operational processes and controls.
●	Voting control is in the hands of a few large shareholders.
●	There is no current market for any of our shares of stock.

RISK FACTORS

The Commission requires the company to identify risks that are specific to its business and its financial condition. The company is still subject to all the same risks that all companies in its business, and all companies in the economy, are exposed to. These include risks relating to economic downturns, political and economic events and technological developments (such as hacking and the ability to prevent hacking). Additionally, early-stage companies are inherently more risky than more developed companies. You should consider general risks as well as specific risks when deciding whether to invest.

Risks related to our business and product

We are an early stage company and have not yet generated any profits.

The company is in development stages of its software and the Audition Showdown mobile application, and therefore has a limited history upon which an evaluation of its performance and future prospects can be made. Our business activity to date was devoted to raising capital, beginning to build our software, devising our business and planning for operations. Our current and proposed operations are subject to all the business risks associated with relatively new enterprises. These include likely fluctuations in operating results as the company reacts to developments in its market, including purchasing and usage patterns of customers and the entry of competitors into the market. We will only be able to pay dividends on any shares once our directors determine that we are financially able to do so. Audition Showdown has incurred a net loss in the and has not generated revenues since inception. There is no assurance that we will ever become profitable or generate sufficient revenues to pay dividends to the holders of the shares.

Our app is not yet operational and depends on the popularity of social media networks.

We are in the very early stages of developing our app and it is not yet operational. We currently have no revenues and will incur significant additional expenses requiring significant funding in order to finish building the app and to commence operations. Our application’s success depends on the widespread popularity of existing social media networks. If users lose interest in social media networks generally, our application would likely never evolve into a successful social media network. See “The Company’s Business—Principal Products and Services”.

If our efforts to attract prospective users, including performers, and later retain existing users are not successful, our growth prospects and revenue will be adversely affected.

Our ability to grow our business and generate revenue depends on obtaining, retaining and expanding our total user base, increasing advertising revenue by effectively monetizing our ad-supported user base, and having a number of premium subscribers. We must convince prospective users of the benefits of our service and keep them convinced of the value of our service. If we cannot attract sufficient numbers of user performers, our application will not fulfill its purpose. Our ability to attract new users, retain existing users, and convert ad-supported users to premium subscribers depends in large part on our ability to offer a compelling platform for content creation, superior functionality, and an engaging user experience. Some of our competitors, including Tik-Tok, You Tube, and others, have developed video functionalities and have a much larger existing user base. As consumer tastes and preferences change on the internet and with mobile devices and other internet-connected products, we will need to introduce and continually enhance and improve our application. If we fail to break-in to the market and offer a compelling product and art delivery platform to meet consumer demands, our ability to grow or sustain the reach of our service, attract and retain users, and increase our premium subscribers may be adversely affected.

We depend on third parties to develop and market our product. If we are not able to contract successfully with reliable third parties, we may not be able to successfully launch our application and scale our operations.

The company will need the services of third-party providers to develop a final and user-friendly version of its application. We will also need to rely third parties to help with the technology, storage, marketing and distribution of our application. If we are unable to identify qualified third parties to perform a variety of these services or fail to properly supervise them, completing, launching and scaling our product may become impossible.

We operate in a highly competitive market against businesses that are more established.

We expect competition to emerge both from existing and new companies. Many of our competitors such as YouTube, TikTok, Triller, Quibi are companies that offer products related to mobile short-form video functionality and have greater financial means and marketing/sales and human resources than us. In addition, large companies that provide regional social networks and messaging products, many of which have strong positions in the industry such as Facebook, Instagram and Twitter may also develop applications similar to ours and have a large distribution advantage. Some competitors may succeed in developing and marketing competing equivalent products earlier than us, or superior products than those developed by us. There can be no assurance that competitors will not develop applications superior to ours or that the application we develop will be preferred to any existing or newly developed applications. It should further be assumed that competition will continue and may intensify.

If our security systems are breached, we may face civil liability, and public perception of our security measures could be diminished, either of which would negatively affect our ability to attract and retain ad-supported users, premium subscribers, advertisers, content providers, and other business partners.

Techniques used to gain unauthorized access to data and software are constantly evolving, and we may be unable to anticipate or prevent unauthorized access to data pertaining to our users, including credit card and debit card information and other personal data about our users, business partners, and employees. Like all internet services, our service, which will be supported by our own systems and those of third parties that we may work with, will be vulnerable to software bugs, computer viruses, internet worms, break-ins, phishing attacks, attempts to overload servers with denial-of-service, or other attacks and similar disruptions from unauthorized use of our and third-party computer systems, any of which could lead to system interruptions, delays, or shutdowns, causing loss of critical data or the unauthorized access to personal data. Computer malware, viruses, and computer hacking and phishing attacks have become more prevalent in our industry and may occur on our systems in the future. Though it is difficult to determine what, if any, harm may directly result from any specific interruption or attack, any failure to maintain performance, reliability, security, and availability of our service and technical infrastructure to the satisfaction of our users may harm our reputation and our ability to attract new users or retain existing users. Although we intend to develop systems and processes that are designed to protect our data and user data, to prevent data loss, to disable undesirable accounts and activities on our platform, and to prevent or detect security breaches, we cannot assure you that such measures will provide absolute security, and we may incur significant costs in protecting against or remediating cyber-attacks.

In addition, if an actual or perceived breach of security occurs to our systems or a third party’s systems, we may face regulatory or civil liability and public perception of our security measures could be diminished, either of which would negatively affect our ability to attract and retain users, which in turn would harm our efforts to attract and retain advertisers and other business partners. We also would be required to expend significant resources to mitigate the breach of security and to address matters related to any such breach. We also may be required to notify regulators about any actual or perceived personal data breach (including the EU Lead Data Protection Authority) as well as the individuals who are affected by the incident within strict time periods.

Any failure, or perceived failure, by us to maintain the security of data relating to our users, to comply with our posted privacy policy, laws and regulations, rules of self-regulatory organizations, industry standards, and contractual provisions to which we may be bound, could result in the loss of confidence in us, or result in actions against us by governmental entities or others, all of which could result in litigation and financial losses, and could potentially cause us to lose users, advertisers, and revenues. In Europe, European Data Protection Authorities could impose fines and penalties of up to 4% of annual global turnover or €20 million, whichever is higher, for a personal data breach.

Assertions by third parties of infringement or other violation by us of their intellectual property rights could harm our business, operating results, and financial condition.

In general, music, internet, technology, and media companies are frequently subject to litigation based on allegations of infringement, misappropriation, or other violations of intellectual property rights. Our business model requires that our users upload content onto our platform and we have no control over whether and when third parties will assert intellectual property claims against our users and us. Many companies in these industries, including many of our competitors, have substantially larger patent and intellectual property portfolios, which could make our users or, if we fail to take action, us a target for litigation as we may not be able to assert counterclaims against parties that sue us for patent, or other intellectual property infringement. In addition, various unrelated entities that own opportunistic patents and other intellectual property rights often attempt to aggressively assert claims in order to extract value from technology companies. It is difficult to predict whether assertions of third-party intellectual property rights or any infringement or misappropriation claims arising from such assertions will substantially harm our business, operating results, and financial condition. In addition, we are unlikely to be able to defend ourselves against financially much stronger companies in a timely manner and may run the risk of losing our user-base if these claims significantly affect the value of our business.

We cannot assure you that we will effectively manage our growth.

Audition Showdown’s employee headcount and the scope and complexity of our business will increase significantly and we expect headcount growth to continue for the foreseeable future. The growth and expansion of our business and products create significant challenges for our management, operational, and financial resources, including managing multiple relations with users, distributors, vendors, and other third parties. In the event of continued growth of the company’s operations or in the number of our third-party relationships, our information technology systems or internal controls and procedures may not be adequate to support our operations. We must continue to improve our operational, financial, and management processes and systems and to effectively expand, train, and manage our employee base. As we continue to grow, and have to implement more complex organizational management structures, we may find it increasingly difficult to maintain adequate oversight. This could negatively affect our business performance.

The loss of one or more of Audition Showdown’s key personnel, or Audition Showdown’s failure to attract and retain other highly qualified personnel in the future, could harm our business.

Audition Showdown currently depends on the continued services and performance of key members of its management team. The loss of key personnel could disrupt our operations and have an adverse effect on our business. Part of the proceeds of this offering will be used to recruit and hire a full time CEO and subsequent management team. We cannot guarantee that we will be able to find and hire a new CEO and management in a timely manner. As we continue to grow, we cannot guarantee that we will continue to attract the personnel the company needs to maintain its competitive position. If we do not succeed in attracting, hiring, and integrating qualified personnel, or retaining and motivating existing key personnel, we may be unable to grow effectively.

Our costs may grow more quickly than our revenues, harming our business and profitability.

Audition Showdown’s efforts to attract competent personnel and the costs of developing and marketing our product will require significant resources. Our expenses or the time to market may be greater than we anticipate and our investments to make the business more efficient may not be successful. In addition, Audition Showdown may need to increase marketing, sales, and other operating expenses in order to grow and expand its operations and to remain competitive. Increases in our costs may adversely affect our business and profitability.

As a growing company, we have to develop effective financial and operational processes and controls.

Effective internal controls and accounting resources are necessary for us to provide reliable financial reports, which, as a growing company, we are still building out with the support of third party professional services firms. Failure to achieve and maintain an effective internal accounting and control environment could cause us to face regulatory action and also cause investors to lose confidence in our reported financial information, either of which could have an adverse effect on our business and financial results.

Risks related to the offering

We expect to raise additional capital through equity offerings and to provide our employees with equity incentives. Therefore, your ownership interest in Audition Showdown is likely to continue to be diluted.

The company might not sell enough securities in this offering to meet its operating needs and fulfill its plans, in which case it will cease operating and you will get nothing. Even if we sell all the common stock we are offering now, the company will possibly need to raise more funds in the future, and if it can’t get them, we may fail. Audition Showdown may offer additional shares of its common stock and/or other classes of equity or debt that convert into shares of common stock, any of which offerings would dilute the ownership percentage of investors in this offering. See “Dilution.”

Voting control is in the hands of a few large shareholders.

Voting control is concentrated in the hands of a small number of shareholders. You will not be able to influence our policies or any other corporate matter, including the election of directors, changes to our company’s governance documents, expanding any employee equity or option pool, and any merger, consolidation, sale of all or substantially all of our assets, or other major action requiring stockholder approval. See “Securities Being Offered”. These few people will make all major decisions regarding the company. As a minority shareholder, you will not have a say in these decisions.

There is no current market for any of our shares of stock.

There is no formal marketplace for the resale of our common stock. Shares of our common stock may be traded on the over-the-counter market to the extent any demand exists. Investors should assume that they may not be able to liquidate their investment for the foreseeable future.

DILUTION

Dilution means a reduction in value, control, or earnings of the shares the investor owns.

Immediate dilution

An early-stage company typically sells its shares (or grants options over its shares) to its founders and early employees at a very low cash cost, because they are, in effect, putting their “sweat equity” into the company. Occasionally, strategic partners are also interested in investing at an early stage. When the company seeks cash investments from outside investors, like you, the new investors typically pay a much larger sum for their shares than the founders, early employees, or investors from prior financings, which means that the cash value of your stake is diluted because each share of the same type is worth the same amount, and you paid more for your shares than earlier investors did for theirs. Dilution may also be caused by pricing securities at a value higher than book value or expenses incurred in the offering.

The following table demonstrates the price that new investors are paying for their Common Shares with the effective cash price paid by existing shareholders, giving effect to full conversion of all outstanding stock options and outstanding convertible notes and assuming that the shares are sold at $2.00 per share. The table presents shares and pricing as issued and reflects all transactions since inception, which gives investors a better picture of what they will pay for their investment compared to the company’s insiders than just including such transactions for the last 12 months, which is what the Commission requires. The share numbers and amounts in this table assume conversion of all of the company’s convertible securities into Common Shares and conversion of all issued options into Common Shares at weighted average exercise price. The dilution disclosures contained in this section are based upon the instruments issued and outstanding as of April 10, 2020.

An early-stage company typically sells its shares (or grants options over its shares) to its founders and early employees at a very low cash cost, because they are, in effect, putting their “sweat equity” into the company. When the company seeks cash investments from outside investors, like you, the new investors typically pay a much larger sum for their shares than the founders or earlier investors, which means that the cash value of your stake is diluted because all the shares are worth the same amount, and you paid more than earlier investors for your shares.

As at April 10, 2020, the company had outstanding 18,000,000 of Multiple Voting Common Shares and 36,310,200 Common Shares, for a total of 54,310,200 shares issued and outstanding.

Upton completion of this offering, in the event all of the Common Shares are sold, the net tangible book value of the 18,000,000 Multiple Voting Common Shares and the 36,310,200 Common Shares will be $96,8831 and $98,2832, respectively, or approximately $0.01 and $0.00 per share, respectfully. The net tangible book value of the shares of Multiple Voting Common Shares and Common Shares held by our existing shareholders will be increased by $2.00 per share without any additional investment on their part. Investors in the offering will incur an immediate dilution of $2.00 per share.

After completion of this offering, if 25,000,000 Common Shares are sold, investors in this offering will own 40.6% of the total number of Common Shares then outstanding for which they will have made a cash investment of $50 million, or $2.00 per share.

In the event all Common Shares are not sold upon completion of this offering, the following table details the range of possible outcomes from the offering assuming the sale of 100%, 75%, 50% and 25% of the available shares.

Funding Level	100% of Shares Sold	75% of Shares Sold	50% of Shares Sold	25% of Shares Sold
Offering Price	$2.00	$2.00	$2.00	$2.00
Net tangible book value per Common Share before the offering	$0.01	$0.01	$0.01	$0.01
Pro forma net tangible book value per Common Share	$0.82	$0.69	$0.52	$0.30
Dilution to investors in this offering	$0.81	$0.68	$0.51	$0.29
Dilution as a percentage of the offering price	40.6%	33.9%	25.5%	14.6%

Since inception, the officers, directors and affiliated persons have paid an aggregate average price of $0.00 per Common Share in comparison to the offering price of $2.00 per share.

1 Converted to US dollars at the April 10th spot exchange rate of 1 US Dollar = 1.3322 Canadian Dollar

2 Converted to US dollars at the April 10th spot exchange rate of 1 US Dollar = 1.3322 Canadian Dollar

Future dilution

Another important way of looking at dilution is the dilution that happens due to future actions by the company. The investor’s stake in a company could be diluted due to the company issuing additional shares. In other words, when the company issues more shares, the percentage of the company that you own will go down, even though the value of the company may go up. You will own a smaller piece of a larger company. This increase in number of shares outstanding could result from a stock offering (such as an initial public offering, another crowdfunding round, a venture capital round, angel investment), employees exercising stock options, or by conversion of certain instruments (e.g. convertible bonds, preferred shares or warrants) into stock.

If the company decides to issue more shares, an investor could experience value dilution, with each share being worth less than before, and control dilution, with the total percentage an investor owns being less than before. There may also be earnings dilution, with a reduction in the amount earned per share (though this typically occurs only if the company offers dividends, and most early stage companies are unlikely to offer dividends, preferring to invest any earnings into the company).

The type of dilution that hurts early-stage investors most occurs when the company sells more shares in a “down round,” meaning at a lower valuation than in earlier offerings. An example of how this might occur is as follows (numbers are for illustrative purposes only):

●	In June 2018 Jane invests $20,000 for shares that represent 2% of a company valued at $1 million.
●	In December the company is doing very well and sells $5 million in shares to venture capitalists on a valuation (before the new investment) of $10 million. Jane now owns only 1.3% of the company but her stake is worth $200,000.
●	In June 2019 the company has run into serious problems and in order to stay afloat it raises $1 million at a valuation of only $2 million (the “down round”). Jane now owns only 0.89% of the company and her stake is worth only $26,660.

This type of dilution might also happen upon conversion of convertible notes into shares. Typically, the terms of convertible notes issued by early-stage companies provide that in the event of another round of financing, the holders of the convertible notes get to convert their notes into equity at a “discount” to the price paid by the new investors, i.e., they get more shares than the new investors would for the same price. Additionally, convertible notes may have a “price cap” on the conversion price, which effectively acts as a share price ceiling. Either way, the holders of the convertible notes get more shares for their money than new investors. In the event that the financing is a “down round” the holders of the convertible notes will dilute existing equity holders, and even more than the new investors do, because they get more shares for their money. Investors should pay careful attention to the amount of convertible notes that the company has issued (and may issue in the future, and the terms of those notes.

If you are making an investment expecting to own a certain percentage of the company or expecting each share to hold a certain amount of value, it’s important to realize how the value of those shares can decrease by actions taken by the company. Dilution can make drastic changes to the value of each share, ownership percentage, voting control, and earnings per share.

USE OF PROCEEDS TO ISSUER

The net proceeds of a fully subscribed offering to the issuer will be approximately $45,675,000 million, after deducting the estimated offering expenses of approximately $4,325,000.

The following table sets forth the company’s planned use of the net proceeds under various funding scenarios:

	25% of Maximum Offering Amount	50% of Maximum Offering Amount	75% of Maximum Offering Amount	Maximum Offering Amount
Gross Offering Proceeds	$12,500,000	$25,000,000	$37,500,000	$50,000,000
Less:
Estimated Offering Expenses	$1,137,500	$2,200,000	$3,262,500	$4,325,000
Estimated Net Offering Proceeds	$11,362,500	$22,800,000	$34,237,500	$45,675,000

Principal Uses of Net Proceeds
Marketing	$1,500,000	$2,000,000	$3,000,000	$6,000,000
Product development	$2,000,000	$3,500,000	$3,500,000	$3,500,000
Selling, general and administrative expenses	$1,000,000	$1,250,000	$1,500,000	$2,000,000
Other operating expenses	$300,000	$600,000	$900,000	$1,200,000
Employee compensation, including executive officers	$500,000	$750,000	$750,000	$1,000,000
Total Use of Proceeds	$5,300,000	$8,100,000	$9,650,000	$13,700,000

Working Capital	$6,062,500	$14,700,000	$24,587,500	$31,975,000
Total Working Capital	$6,062,500	$14,700,000	$24,587,500	$31,975,000

Because the offering is a “best efforts” offering, we may close the offering without sufficient funds for all the intended purposes set out above, or even to cover the costs of this offering.

The company reserves the right to change the above use of proceeds if management believes it is in the best interests of the company.

THE COMPANY’S BUSINESS

Overview

Audition Showdown is a software development company incorporated on September 30, 2019 in Ontario, Canada. The company is currently developing its mobile application, Audition Showdown. The application will allow users to upload performances to their Audition Showdown profile, which will be shared with the online community of our users.

Principal Products and Services

Once developed, Audition Showdown will offer a mobile software application. The application is called Audition Showdown and its purpose is to serve as an online platform for artists and performers to showcase their talents to the world. Users will do this by populating an online profile with video clips of performances. This is envisioned to be a creative and collaborative community, where users can comment, like, and share content amongst the userbase. Anyone can create a user profile, which allows them to upload, view, share and vote on contests for free, but if you would like enhanced features, like entering performance contests, you will need to subscribe for a Premium Account. Winners of weekly contests are based on votes they receive. The competitions will be similar to a talent show, like American Idol or America’s Got Talent, but will be available on mobile devices. Users and social media “influencers” can interact through the application and vote on videos to determine weekly contest winners. It is contemplated that contest winners will be rewarded with cash prizes, or unique experiences, and have their performances promoted by influencers and provide exposure to talent agencies, and music producers.

The mobile application will be available through internet-based mobile device app stores. The product is currently in development.

Application Concept:

The system design is to introduce a high-quality platform for artists to get discovered. The experience is highly focused on mobile devices, and content is presented from the discovery queue immediately after starting the app. The application concept it to have no required registration or other steps to interfere with access. The user selects the category of choice: Music, Performing Arts, or Comedy. The viewer can interact with the clip functions in the viewer window or swipe the screen vertically to navigate between clips.

The app is also contemplated to have a contest functionality. This “virtual talent show” is targeted towards the same people who would participate in an American Idol competition, but provides for a more accessible and scalable format. This virtual format removes the physical barrier to entry by not requiring a participant to attend an audition in person, and the competition can be expanded to a much broader group of participants. Further, the audience of a social media platform has the potential to expand beyond traditional media viewership.

The contest leaderboard is shown in real time. The standings show the video posts in order of popularity and competition rankings, and usernames are linked to each artists’ profile. The user can also search the results of previous contests, and discover artists from previous postings. Only Premium Accounts are eligible to enter the competitions.

Users can quickly discover the leading and trending talent on Audition Showdown by the following filters: top performances of the week, trending talent, and hashtags.

Customers

The target user base of the application will include amateur and professional artists, millennials and Gen Z. Most of our customers will be acquired through marketing and advertising on various social media platforms. Furthermore, additional awareness will be made by the ‘Founding Artists’ who we expect will be endorsing the Audition Showdown application to their established user and fan base.

Customer Acquisition: In-App Marketing

Audition Showdown will market to our target audience through social media platforms. It is the company’s intention to start advertising to potential users that are Facebook and Instagram users, in addition to potential users through Google search.

Social Media Paid Advertising

Facebook offers an advanced method of targeting existing users, remarketing users, and lookalike subscribers through mobile ad campaigns. Remarketing users is an advertising method whereby we will position ads in from of a target audience who has previously interacted with our website or pages. Lookalike subscribers are a group of social network members who resemble, in some way, our target user. Using this methodology, we will generate Facebook and Instagram ads over the following places:

●	News Feed on mobile web browsers
●	Mobile apps of partners in the Audience Network
●	Facebook Messenger App
●	News Feed on the Facebook and Instagram apps for:
o	iOS Devices
o	Android devices
o	Amazon Fire tablets

Google Adwords Paid Advertising

We believe targeting mobile users with hyper-specific audience parameters will generate a high volume of app downloads while maintaining a low cost-per-acquisition.

Universal App Campaigns (UACs) are going to serve our ads over the following networks:

●	Google Search
●	Google Play (largest source of app searches)
●	Apple App Store
●	Featured apps
●	YouTube
●	Google Display Network

Founding Artists

Audition Showdown will be engaging a select group of social media influencers and performing artists to create user profiles and upload content. These artists will have established fan followings and will promote the application at launch to their respective followings, encouraging them to sign up for an Audition Showdown user account to view this content. This is anticipated to create a network effect of adoption. We anticipate entering into agreements with Founding Artists, in which they would be compensated by a combination of both equity and cash payments based on defined referral milestones.

Revenue

We plan to generate revenue from three sources:

●	Paid subscriptions from premium accounts
●	In-application advertising; and
●	Sponsorships.

Premium Accounts

There will be two types of user accounts for Audition Showdown, Free and Premium. Premium Account users will have access to enhanced product offerings by paying an annual subscription fee of $25 per year. Premium Accounts will have the following benefits:

●	Users will be eligible to enter weekly contests
●	Users will have the ability to upload videos of up to 4 minutes in length

●	Users will be able to populate an Artist Profile, which is hosted online and will provide additional biographic and career-related information to share with the Audition Showdown userbase and can be shared with the public to further promote their talents
●	Users will be able to stream live performances via the application

In-Application Advertising

Audition Showdown will sell advertising space by way of posting images and videos, produced by advertisers, in between content that is native and populated within the application. Ads will be targeted to users based on their location, demographic, profile information and the content a user interacts with.

The advertising model is contemplated that advertisers will create ads and set a budget and bid for each click or thousand impressions that the ad will receive. Users will see these ads within the application, as they interact with content.

Sponsorships

Audition Showdown will run sponsorships, which are promoted contests that users can participate in and compete to win a prize that is sponsored by a particular organization. For example, a beverage company can sponsor a contest for users to develop and publish a song to be used in the beverage company’s marketing campaign materials, and the winner will be rewarded with being involved in the development of this marketing content. Sponsors will enter into a contract for this service and a fee will be negotiated.

Market and Traction

Our market is active smartphone users across the globe. Currently, 3.25 billion people using smartphones to access social media3. The total revenues for the global entertainment and media industry were reported as $2.1trillion and forecasted to rise steadily to up to $2.6 trillion by 2023. Digital revenues accounted for a large share of the entertainment and media industry of total global industry revenue in 2018 (53.1%) and are expected to rise to 61.6% of the total global industry revenue by 2023. 4

Development of the mobile live streaming market in North America over the past decade has been influenced by a number of macroeconomic and technological factors and trends. As the North American economy continues to grow, disposable income increases along with demand for cultural and entertainment activities. At the same time, rising penetration rates for smartphones and other smart mobile devices and advances in mobile communication technology drive the increased use of the mobile internet.

Advertising will be made predominantly through the internet and social media. In the future, there could be complementary advertising.

Audition Showdown intends to market its application worldwide. This will be done by having Founding Artists and social media influencers, who we anticipate will assist in the marketing and branding of products to audiences. The company is also planning to involve many “Founding Artists” who will post media to the app and direct their followers to download the app and view it. At launch, the Founding Artists who were involved in the project up to that point will create posts on the application and direct their followers to download and engage within the application.

The company believes that this will help in creating uptake by its target audiences and help in developing their brand.

Competitors and Industry

Competitors

Our major competitors are technology platforms where users can show their talents by uploading videos. Companies that offer products related to mobile short-form video functionality include YouTube, TikTok, Triller, and Quibi, which are all currently better capitalized, have more users and have MVPs and/or completed, functional, software applications.

3 Source: hootsuite.com

4 Source: PwC Global Entertainment & Media Outlook 2019-2023

Companies that provide regional social networks and messaging products, many of which have strong positions in the industry may also eventually compete with the company, including: Facebook, Instagram and Twitter.

Facebook is the most popular mobile social networking app in the United States; in September 2019, 90.9% of U.S. mobile users accessed the Facebook mobile app. Facebook’s other mobile social media properties Facebook Messenger and Instagram were ranked second and third with 64.92% and nearly 57% audience, respectively. The ranking of the most popular mobile social networking apps in the United States as of June 2019 was headed by Facebook, Instagram, Facebook Messenger, and Twitter. These companies all chare similar target markets to Audition Showdown.

(Source: Statista)

Competitive Advantage

The product, Audition Showdown is designed specially to provide a dedicated community platform for the performers to showcase and nurture their talents and help them gain visibility and recognition for their talents which we believe will set it apart from other social media platforms.

Audition Showdown intends to set a new benchmark in providing exceptional customer experience as the application is set to not only reward the winners with cash prizes, or unique experiences, but also provide an opportunity to have their performances promoted by influencers and provide exposure to talent agencies, and music producers.

Intellectual Property

We do not currently have any intellectual property.

Research and Development

As of December 31, 2019, we had not spent any money on research and development.

Employees

The company currently has 3 full-time employees.

Litigation

The company is not involved in any litigation, and its management is not aware of any pending or threatened legal actions relating to its intellectual property, conduct of its business activities, or otherwise.

The Company’s Property

We do not own real property and are not currently leasing our offices. We plan to sign a lease agreement at a co-working space in Culver City, California upon receiving $5,000,000 from this offering.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of our operations together with our financial statements and related notes included in this Offering Circular. This discussion contains forward-looking statements reflecting our current expectations that involve risks and uncertainties. Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in the section entitled “Risk Factors” and elsewhere in this Offering Circular.

Overview

Audition Showdown Inc. was incorporated in Ontario, Canada in 2019.

To date, the company has raised a total of approximately CDN$540,500 in gross proceeds from the sale of 5,405,000 Common Shares sold at CDN$0.10 per share between December 2019 and April 2020 to accredited investors in Canada.

The company is subject to a number of risks similar to other internet application software development companies in the current stage of its life cycle including, but not limited to, the need to obtain adequate additional funding, competitors developing new or superior products and the need to successfully commercialize the company’s product. If the company does not successfully commercialize its main product or mitigate any of these other risks, it will be unable to generate revenue or achieve profitability which could ultimately result in the complete loss of shareholders’ investments and the closing of the company. The company’s current operating plan indicates that it will incur losses from operations and generate negative cash flows from operating activities given ongoing and future expenditures related to our product development and marketing activities.

Results of Operations

Year ended December 31, 2019

The company has not yet generated revenues from operations. Operating expenses in connection with the formation of the company in 2019 consisted of advertising and promotional expenses and professional fees totaling CDN$34,728. The company also made a provision for deferred income taxes of CDN$9,203. As a result of the foregoing expenses and tax deferral, our net loss was CDN$25,525 in 2019.

Liquidity and Capital Resources

Since its inception, the company has funded operations through the issuance of equity securities. As of December 31, 2019, the company had CDN$17,342 in cash and cash equivalents on hand. Subsequent to December 31, 2019, the company raised an additional CDN$515,500 through a private placement offering of Common Shares to accredited investors at a price of CDN$0.10 per share. The company has enough capital to last up to and through the offering, to sustain its current operations. The company has no bank lines or other financing arranged. We believe that the proceeds from the offering, together with our cash and cash equivalent balances will be adequate to meet our liquidity and capital expenditure requirements for the next 12 months. If these sources are not sufficient to meet our cash requirements, we will need to seek additional capital, potentially through private placements of equity or debt, to fund our plan of operations.

Trend Information

We believe that the growing engagement of social media users will favor the success of the application. With urbanization and global technology advancements, more than 5.19 billion people are using mobile phones. There are 4.54 billion people around the world using the internet, of which there are 3.8 billion social media users worldwide in January 2020 as reported in the Digital 2020 Global Overview Report.5 The Digital 2020 Global Overview report further indicates that the average internet user now spends 6 hours and 43 minutes online each day of which 3.7 hours are spent using social media and communications apps over mobile phones each day.

Additionally, there is a remarkable shift for the video content in the industry. The online content consumption rate is at an all-time high with a total of 90% of internet users watching online videos each month and 70% listening to music streaming services.6

5 PwC Global Entertainment & Media Outlook 2019-2023

6 PwC Global Entertainment & Media Outlook 2019-2023

The volume of data growth is soaring, stimulated by the growth of developing markets. It is anticipated that the 4G and 5G services will available to more than 90% of the mobile subscribers in 32 countries by 2023.7 It is further anticipated that the launch of 5G networks will enhance the customer experience and accelerate growth for many sub-sectors in the entertainment and media industry, from video games to high definition video streaming of sporting events or online contests.

Plan of Operations

Audition Showdown Inc. will be developing its mobile application, Audition Showdown.

At such time as the application has been beta tested and completed, the company will have the following key performance indicators: number of users, and revenues from advertising, subscriptions, and sponsorships.

Audition Showdown engaged Jonah Group in Toronto, Ontario to complete a discovery phase of development, which includes the design and functionality of the app (“Phase 1”). Jonah Group is an expert in the creation of high-performance custom digital solutions with an emphasis on great user experience, robust architecture, and perfect fit. Phase 1 is complete, and Jonah Group has delivered a finalized design concept that will be used in the next phase of the app’s development. The second phase of development is to leverage the design concept created in Phase 1 by developing the proof of concept for the app and prove out the architecture for the overall system that would validate system scalability, performance, and the approach to media handling and delivery on mobile devices (“Phase 2”). Audition Showdown has not yet requested a proposal from Jonah Group for Phase 2 nor entered into a formal engagement letter.

Jonah Group will be managing the app’s development upon the completion of Phase 2. Audition Showdown anticipates that the cost of developing the app will be approximately $1,250,000. Once Audition Showdown receives $2,000,000 in gross proceeds from this offering, the company will approve the advancement of developing a minimum viable product with Jonah Group. Once the company receives $5,000,000 in gross proceeds from this offering, it will be able to scale the application to accommodate a substantial user base and develop a website that also supports the application’s functionality. Audition Showdown will be regularly involved in the direction and guidance of the application’s development, as required.

The development of a minimum viable product is expected to take 6-7 months, and consist of a team of 8-9 people, including 1 Project Director, 1 Project Manager, 1 part-time Interactive Architect, 1 part-time Business Analysis/Product Owner, 1 Technical Analyst, 5 Developers, and 1 Quality Assurance Tester. Thus, we anticipate that the application could be released in the first half of 2021. This is subject to staffing the software development team with our application development partners, Jonah Group, and the development team adhering to this timeline. There is a risk that development of the app could be delayed due to delays in this process or the inability of the company to raise sufficient capital. If the company does not raise sufficient proceeds from this offering, the company will continue to seek additional capital from its existing shareholders to finance the completion of the application’s development.

Once the application starts to amass a user base of up to 1,000,000, the company will be seeking to build upon product and service ideas generated by the company and its users, and we intend to improve the product offering and customer experience, including but not limited to, enhancing features, improving functionality and implementing new technologies.

Audition Showdown anticipates that upon raising $5,000,000 from this offering, the company will recruit a full-time management team to fill the positions of, among others, Chief Executive Officer, Chief Financial Officer, Chief Marketing Officer, and Chief Product Officer.

If the company raises less than the maximum amount of financing sought in this offering, we would need to reduce the amount of expenditures on employees, marketing, the pace at which we can scale the application, and the ability to develop a functional website that supports the Audition Showdown application.

We believe core operating costs including marketing and operating expenses will remain fairly consistent over the next year, but salaries will increase as we hire additional executives and employees, software development partners, and onboarding corporate Advisors. Legal, insurance, and other administrative expenses will be incurred in the normal course of start-up and operation.

Assuming that the maximum amount of financing sought in this offering is raised, over the next 12 months the company intends to

●	Build the application, or Minimum Viable Product;
●	Hire a full management team; and
●	Cover our development, investing, and operating budget for 2 years.

7 PwC Global Entertainment & Media Outlook 2019-2023

DIRECTORS, EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES

The company’s officers and directors are as follows. All are occupied full-time on the company’s business. The company does not currently employ any “significant employees” as defined by the Commission.

Name	Position	Age	Term of Office (if indefinite, give date appointed)
Executive Officers:
John McMahon	CEO, President	56	January 1, 2020
Damian Lee	Chief Creative Officer	70	January 1, 2020
Directors:
John McMahon	Director	56	September 20, 2019
Damian Lee	Director	70	September 20, 2019

Biographies

John McMahon

John McMahon is currently our President and CEO. He has served in that position since Audition Showdown’s incorporation in September 2019. In addition to this role, he has been Managing Partner, Thought Launch Capital & Advisory Inc., since 2016; a financial advisory firm located in Toronto, Ontario, Canada and a related party. Prior to this, he was Managing Director, Investment Banking, Industrial Alliance Securities from 2013 to 2016 and Vice Chairman and Head of Investment Banking, Mackie Research Capital Corporation from 2009 to 2013.

Damian Lee

Damian Lee is currently the Chief Creative Officer for Audition Showdown and one of its Founders. He is a producer, writer and director of over fifty feature films with an aggregation of budgets totaling over $200M. He is responsible for helping launch the careers of many stars, including Jim Carrey in the 1983 film Copper Mountain. He directed/produced the perennial teen favorite Ski School in 1990. Continued the Death Wish franchise with Death Wish V, starring Charles Bronson, which he produced in 1994. He produced and wrote the comedy National Lampoon’s Last Resort in 1994. Produced Woman Wanted starring Kiefer Sutherland and Academy Award winner Holly Hunter in 1999. Directed, wrote and produced the festival winner King of Sorrow in 2007. In 2012, he directed and wrote A Dark Truth starring Andy Garcia, Forest Whitaker, and Eva Longoria. In addition to the creative side of production, Mr. Lee also handles significant portions of the financial transactions. He commenced his career over thirty years ago producing television sports shows and has produced over three hundred of them. He holds a BA in Political Science from the University of Guelph.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

The company was formed in September 2019 and did not pay any compensation to its employees, officers and directors during 2019. For the fiscal year ended December 31, 2020, we expect to compensate our executive officers as follows:

Name	Capacities in which compensation was received	Cash compensation (CDN$)	Other compensation (CDN$) (1)	Total compensation (CDN$)
John McMahon	CEO/President	$185,000	$50,000	$235,000
Damian Lee	Chief Creative Officer	$150,000	$50,000	$200,000

(1)	Represents maximum potential performance bonus that may be earned each year.

The company has entered into employment agreements with each of Mr. McMahon and Mr. Lee. For 2020, the executive officers are entitled to performance bonuses of up to CDN$50,000 that are payable upon the successful launching of the corporate website. The company does not plan to compensate Mr. McMahon and Mr. Lee for their roles as directors.

The company will use a portion of the net proceeds of this offering to compensate its executive officers and employees. See “Use of Proceeds to Issuer.”

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITYHOLDERS

The following table sets out, as of the date of this Offering Circular, the securities of the company that are owned by executive officers and directors, and other persons holding more than 10% of the company’s voting securities, or having the right to acquire those securities.

Title of class	Name and address of beneficial owner	Amount and nature of beneficial ownership	Amount and nature of beneficial ownership acquirable	Percent of class
Multiple Voting Shares	John McMahon * 1700 - 40 King Street West Toronto, Ontario M5H 3Y2	18,000,000	0	100.00%
Multiple Voting Shares	All current officers and directors as a group (2 people)	18,000,000	0	100.00%
Common Shares	Damian Lee 1700 - 40 King Street West Toronto, Ontario M5H 3Y2	9,000,000	0	24.79%
Common Shares	Brian Boigon ** 1700 - 40 King Street West Toronto, Ontario M5H 3Y2	9,000,000	0	24.79%
Common Shares	All current officers and directors as a group (2 people)	9,000,000	0	24.79%

*At the date of this Offering Circular, Mr. McMahon’s shares represent 92.53% of the voting power of the company’s equity. If the maximum number of shares in this offering is sold, his voting power will be equal to 88.01% of the voting power of all classes of shares outstanding.

** Brian Boigon is a co-founder and shareholder of the company but has never held any management position and has never been an employee of the company.

INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

Since inception, the company has paid its officers and directors for services in connection with the company’s formation and early operations.

The company paid CDN$56,500 to Thought Launch Capital & Advisory, a corporate advisory firm controlled by John McMahon and a related entity, for its services in organizing the company. The company paid Damian Lee CDN$10,000 for one-time marketing production services related to the development of a corporate promotional video.

SECURITIES BEING OFFERED

General

The company is offering Common Shares in this offering. The following description summarizes important terms of the company’s capital stock. This summary does not purport to be complete and is qualified in its entirety by the provisions of the company’s Certificate of Incorporation and its By-laws, copies of which have been filed as Exhibits to the Offering Statement of which this Offering Circular is a part.

For a complete description of Audition Showdown’s capital stock, you should refer to its Certificate of Incorporation and By-laws.

At the date of this Offering Circular, Audition Showdown’s authorized capital stock consists of an unlimited number of Multiple Voting Shares, no par value per share, and an unlimited number of Common Shares, no par value per share. As of April 10, 2020, 18,000,000 Multiple Voting Shares and 36,310,200 Common Shares were outstanding.

Common Shares and Multiple Voting Shares

Except as set forth below, the rights and privileges of the Common Shares and the Multiple Voting Shares are the same.

Voting Rights

Holders of Common Shares are entitled to one (1) vote per share. Holders of Multiple Voting Shares are entitled to 25 votes per share.

Dividend Rights and Right to Receive Liquidation Distributions

Subject to the prior rights of any other class ranking senior to the Common Shares and the Multiple Voting Shares, the Common Shares and the Multiple Voting Shares rank pari passu, share for share, as to the right to receive dividends, if declared by the board of directors, and any amount payable on any distribution of assets constituting a return of capital and to receive the remaining property and assets of the company on the liquidation, dissolution or winding-up of the company, whether voluntarily or involuntarily, or any other distribution of assets upon winding up.

Rights and Preferences

Except as set forth below, holders of the Common Shares and the Multiple Voting Shares have no preemptive, conversion, subscription or other rights, and there are no redemption or sinking fund provisions applicable to such shares.

Conversion of Multiple Voting Shares

John McMahon is currently the sole “permitted holder” of the Multiple Voting Shares. His immediate family members may become holders of the shares solely in relation to estate or tax planning purposes as further detailed in the Certificate of Incorporation. Each outstanding Multiple Voting Share may, at any time, at the option of the permitted holder, be converted into one fully paid and non-assessable Common Share. If John McMahon ceases to be the permitted holder, the Multiple Voting Shares will be deemed automatically converted.

PLAN OF DISTRIBUTION

Plan of Distribution

The company is offering up to 25,000,000 Common Shares, as described in this Offering Circular. The company has engaged Dalmore Group, LLC, Member FINRA/SIPC, as the broker/dealer of record in order to provide compliance and administrative services.

The company will publicly market the offering using general solicitation through methods that include emails to potential investors, online advertisements, and press releases. We will use the website www.auditionshowdown.com and other social media to provide notification of the offering. Persons who desire information will be directed to a landing page on www.auditionshowdown.com/invest.

This Offering Circular will be furnished to prospective investors via download 24 hours per day, 7 days per week on the company’s website at www.auditionshowdown.com/invest.

The Common Shares sold under this offering have not been qualified for distribution by prospectus in Canada and may not be offered or sold in Canada except pursuant to a Canadian prospectus or a prospectus exemption existing under Canadian securities laws.

Commissions and Discounts

The company has engaged Dalmore Group, LLC (“Dalmore”) a broker-dealer registered with the SEC and a member of FINRA, to perform the following administrative and compliance related functions in connection with this offering, but not for underwriting or placement agent services:

●	Review investor information, including KYC (“Know Your Customer”) data, perform AML (“Anti Money Laundering”) and other compliance background checks, and provide a recommendation to the company whether or not to accept an investor as a customer.
●	Review each investor’s subscription agreement to confirm such investor’s participation in the offering and provide a determination to the company whether or not to accept the use of the subscription agreement for the investor’s participation.
●	Contact and/or notify the company, if needed, to gather additional information or clarification on an investor;
●	Not provide any investment advice nor any investment recommendations to any investor;
●	Keep investor details and data confidential and not disclose to any third-party except as required by regulators or in its performance pursuant to the terms of the agreement (e.g. as needed for AML and background checks); and
●	Coordinate with third party providers to ensure adequate review and compliance.

As compensation for the services listed above, the company has agreed to pay Dalmore a commission equal to 1% of the amount raised in the offering to support the offering on all newly invested funds after the issuance of a No Objection Letter by FINRA. In addition, the company has paid Dalmore a one-time advance set up fee of $5,000 to cover reasonable out-of-pocket accountable expenses actually anticipated to be incurred by Dalmore, such as, among other things, preparing the FINRA filing. Dalmore will refund any fee related to the advance to the extent it is not used, incurred or provided to the company. In addition, the company will pay a $20,000 consulting fee that will be due after FINRA issues a No Objection Letter and the Commission qualifies the offering. Assuming all of the Common Shares are sold, the company estimates that total fees due to pay Dalmore, including the advance set up fee, would be $525,000 for a fully-subscribed offering.

Investors’ Tender of Funds

After the Offering Statement has been qualified by the Commission, the company will accept tenders of funds to purchase the Common Shares. The company may close on investments on a “rolling” basis (so not all investors will receive their shares on the same date. Investors may subscribe by tendering funds via credit card, debit card, wire or ACH only, checks will not be accepted. Subscriptions via credit card will be processed by a third-party software provider, Novation Solutions Inc. o/a DealMaker. The company estimates that processing fees for credit card subscriptions will be approximately 3.25% of total funds invested per transaction although credit card processing fees may fluctuate. The company intends to pay these fees on behalf of investors. Upon closing, funds tendered by investors will be made available to the company for its use. The company estimates that approximately 80% of the gross proceeds raised in this Offering will be paid via credit card. This assumption was used in estimating the payment processing fees included in the total offering expenses set forth in the “Use of Proceeds” section of this Offering Circular.

In order to invest you will be required to subscribe to the offering via the company’s website on the offering landing page and agree to the terms of the offering, subscription agreement, and any other relevant exhibit attached thereto.

In the event that it takes some time for the company to raise funds in this offering, the company will rely on funds raised in any offerings from accredited investors.

Perks

At stepped investment levels, the company plans to offer investment packages that provide various incentives, including admissions benefits and VIP status on the company’s attractions. The company plans to offer the following benefits at various levels of investment:

Minimum Number of Shares	Minimum Dollar Investment	Rewards
	$500 (Bronze)	Wireless earbuds Approximate market value: $100
	$1,000 (Silver)	Free 1 year subscription to Premium Account & wireless earbuds Approximate market value: $125
	$2,500 (Gold)	Free 1 year subscription to Premium Account & recording tripod with light Approximate market value: $225

TAX CONSEQUENCES FOR RECIPIENT (INCLUDING FEDERAL, STATE, LOCAL AND FOREIGN INCOME TAX CONSEQUENCES) WITH RESPECT TO THE INVESTMENT BENEFIT PACKAGES ARE THE SOLE RESPONSIBILITY OF THE INVESTOR. INVESTORS MUST CONSULT WITH THEIR OWN PERSONAL ACCOUNTANT(S) AND/OR TAX ADVISOR(S) REGARDING THESE MATTERS.

AUDITION SHOWDOWN INC.

FINANCIAL STATEMENTS

DECEMBER 31, 2019

AUDITION SHOWDOWN INC.

DECEMBER 31, 2019

GCSE LLP The Madison Centre 4950 Yonge Street, Suite 1900 Toronto, ON M2N 6K1 T: +1 416 512 6000 F: +1 416 512 9800 www.gcsellp.com

INDEPENDENT AUDITOR’S REPORT

To the Shareholders of

Audition Showdown Inc. :

Report on the Financial Statements

We have audited the accompanying financial statements of Audition Showdown Inc., which comprise the statement of financial position as of December 31, 2019, and the related statements of loss and comprehensive loss, changes in deficit and cash flow for the period from the date of incorporation on September 30, 2019 to December 31, 2019, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Audition Showdown Inc. as of December 31, 2019, and the results of its operations and its cash flow for the period from the date of incorporation on September 30, 2019 to December 31, 2019 in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board.

/s/ GCSE LLP
Toronto, Canada	Chartered Professional Accountants

May 7, 2020	Licensed Public Accountants

AUDITION SHOWDOWN INC.

STATEMENT OF FINANCIAL POSITION

AS AT DECEMBER 31, 2019

Expressed in Canadian Dollars	$

ASSETS
Current assets
Cash	17,342
Prepaid expense	1,948
Due from shareholders ( note 5 )	4,200
23,490
Non-current assets
Deferred income tax ( note 8 )	9,203
32,693

LIABILITIES AND EQUITY
Liabilities
Accounts payable and accrued liabilities ( notes 5 and 6 )	29,018
Deposit held for issuance of shares	25,000
54,018

Deficit
Share capital ( note 7 )	4,200
Deficit	(25,525)
(21,325)
32,693

(See accompanying notes to financial statements)

On behalf of the Board

/s/ John McMahon	Director

/s/ Damian Lee	Director

AUDITION SHOWDOWN INC.

STATEMENT OF LOSS AND COMPREHENSIVE LOSS

FOR THE PERIOD FROM SEPTEMBER 30, 2019 TO DECEMBER 31, 2019

Expressed in Canadian Dollars	$

EXPENSES
Advertising and promotion	14,035
Bank charges and interest	25
Professional fees	20,668
34,728
LOSS BEFORE INCOME TAXES	(34,728)

INCOME TAXES ( note 8 )
Deferred income taxes	(9,203)

NET LOSS AND COMPREHENSIVE LOSS	(25,525)

(See accompanying notes to financial statements)

AUDITION SHOWDOWN INC.

STATEMENT OF CHANGES IN DEFICIT

FOR THE PERIOD FROM SEPTEMBER 30, 2019 TO DECEMBER 31, 2019

Expressed in Canadian Dollars

	Issued Capital		Total
	Shares #	Amount $	Deficit $	Deficit $
Balance, September 30, 2019	-	-	-	-

Shares issued during the period ( note 7 )	42,000,000	4,200	-	4,200
Net loss and comprehensive loss	-	-	(25,525)	(25,525)

Balance, December 31, 2019	42,000,000	4,200	(25,525)	(21,325)

(See accompanying notes to financial statements)

AUDITION SHOWDOWN INC.

STATEMENT OF CASH FLOW

FOR THE PERIOD FROM SEPTEMBER 30, 2019 TO DECEMBER 31, 2019

Expressed in Canadian Dollars	$

CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES

Net loss	(25,525)

Adjustment for non-cash items:
Income tax expense	(9,203)
Changes in non-cash working capital:
Prepaid expense	(1,948)
Accounts payable and accrued liabilities	29,018
27,070
Cash used in operating activities	(7,658)

CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES
Due from shareholder ( note 6 )	(4,200)
Deposit received for issuance of shares	25,000
Share capital issued	4,200
Cash provided by financing activities	25,000
NET CHANGE IN CASH	17,342
CASH, BEGINNING OF PERIOD	-
CASH, END OF PERIOD	17,342

(See accompanying notes to financial statements)

AUDITION SHOWDOWN INC.

NOTES TO FINANCIAL STATEMENTS DECEMBER 31, 2019

Expressed in Canadian Dollars

1	NATURE AND OPERATIONS OF BUSINESS

Audition Showdown Inc. (the “Company”) was incorporated on September 30, 2019 under the laws of the Province of Ontario, Canada. The address of the Company’s registered office is 130 King Street West, Suite 2950, Toronto, Ontario.

The Company plans to develop and maintain a social media platform that focuses on talent and performance.

2	STATEMENT OF COMPLIANCE

The financial statements have been prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board.

The audited financial statements were approved and authorized for issuance by the Company’s Board of Directors on May 1, 2020.

3	BASIS OF PREPARATION

Basis of measurement

These financial statements have been prepared under the historical cost basis, except for specific financial instruments which are measured at fair market value, as explained in the accounting policies below.

Functional and presentation currency

The Company’s financial statements are reported in Canadian dollars which is its functional and presentation currency.

Adoption of IFRS standards

These financial statements are the first financial statements prepared in accordance with IFRS. The Company has adopted IFRS effective September 30, 2019 (“the transition date”), the date of incorporation and commencement of operations.

New standards and interpretations not yet adopted

Certain new accounting standards and interpretations have been published that are not mandatory for December 31, 2019 reporting period. Based on Company’s assessment of the impact of such standards, there are no standards that are not yet effective and that would be expected to have a material impact of the entity in the current and future reporting periods and on foreseeable future transactions.

Estimation uncertainty

In preparing the Company’s financial statements, management is required to make estimates and assumptions that affect the reported amount of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reporting amounts of revenues and expenses during the reporting period. The estimates and associated assumptions are based on historical experience and other factors that are considered to be relevant. The actual results may differ from the estimates and assumptions by management. The estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognized in the period in which the estimate is revised if the revision affects only that period or in the period of the revision and future periods if the revision affects both current and future periods.

AUDITION SHOWDOWN INC.

NOTES TO FINANCIAL STATEMENTS DECEMBER 31, 2019

Expressed in Canadian Dollars

3	BASIS OF PREPARATION (continued)

Estimation uncertainty (continued)

Key Sources of Estimation Uncertainty

The following are the key estimates and related assumptions concerning the sources of estimation uncertainty that have a significant risk of causing adjustments to the carrying amount of assets and liabilities:

Income taxes

Deferred tax assets (if any) are recognized only to the extent it is considered probable that those assets will be recoverable. This involves an assessment of when those deferred tax assets are likely to reverse.

Judgments are made by management to determine the likelihood of whether deferred tax assets will be realized from future taxable earnings. To the extent that assumptions regarding future profitability change, there can be an adjustment in the deferred tax assets as well as an income impact in the period in which the change occurs.

The determination of the Company’s income and other tax liabilities requires interpretation of complex laws and regulations. All tax filings are subject to audit and potential reassessment after the lapse of considerable time. Accordingly, the actual income tax liability may differ significantly from that estimated and recorded by management.

4	SIGNIFICANT ACCOUNTING POLICIES

The principal accounting policies adopted in the preparation of the financial statements are set out below. The policies have been consistently applied during the period presented.

Cash

Cash consists of cash held in bank accounts with Canadian Chartered Banks and cash on hand.

Financial instruments

Financial instruments are contracts that give rise to a financial asset or a financial liability. The Company initially recognizes financial assets and financial liabilities when it becomes a party to the contractual provisions of the financial instruments. Financial assets are derecognized when the rights to receive cash flows from the assets have expired or have been transferred and the Company has transferred substantially all risks and rewards of ownership. The Company de- recognizes financial liabilities when the obligations are discharged, cancelled or expire.

Financial assets are classified in the following measurement categories: amortized cost, fair value through other comprehensive income (“FVTOCI”) or fair value through profit or loss (“FVTPL”). Financial liabilities are classified in the following measurement categories: amortized cost or FVTPL.

All financial assets and financial liabilities are initially measured at fair value plus or minus, in the case of an item not classified as FVTPL, directly attributable transaction costs.

AUDITION SHOWDOWN INC.

NOTES TO FINANCIAL STATEMENTS DECEMBER 31, 2019

Expressed in Canadian Dollars

4	SIGNIFICANT ACCOUNTING POLICIES (continued)

Financial instruments (continued)

Financial assets

The Company’s financial assets consist of cash. Cash is measured at FVTPL.

Amortized cost

Financial assets classified as amortized cost are non-derivative assets with fixed or determinable payments that are not quoted in an active market. They are carried at amortized cost less any provision for impairment. Individually significant receivables are considered for impairment when they are past due or when other objective evidence is received that a specific counterparty will default.

Fair value through profit or loss

Financial assets classified as FVTPL are measured at fair value with changes in fair value recognized in net profit or loss.

Fair value through other comprehensive income

Financial assets classified as FVTOCI are non-derivative financial assets that are not held for trading and the Company has made an irrevocable election at the time of initial recognition to measure the assets at FVTOCI. They are carried at fair value with unrealized gains or losses recognized in other comprehensive income or loss.

Impairment of financial assets

Financial assets not measured as FVTPL are assessed for indicators of impairment a the end of each reporting period. Financial assets are impaired when there is objective evidence that, as a result of one or more events that occurred after the initial recognition of the financial assets, the estimated future cash flows of the financial assets have been negatively impacted. Evidence of impairment could include: significant financial difficulty of the issuer or counterpart; default or delinquency in interest or principal payments; or the likelihood that the borrower will enter bankruptcy or financial reorganization.

Financial liabilities

The Company’s financial liabilities consist of accounts payable and accrued liabilities. Accounts payable and accrues liabilities are measured at amortized cost.

Amortized cost

After initial recognition at fair value, financial liabilities are measured at amortized cost using the effective interest method, with interest recognized on an effective yield basis. The effective interest method is a method of calculating the amortized cost of a financial liability and of allocating interest costs over the relevant period. The effective interest rate is the rate that exactly discounts estimated future cash payments through the expected life of the financial liability or to the net carrying amount on initial recognition. Any changes in value are recognized in the statements of income and comprehensive income.

Fair value through profit or loss

This category comprises of financial liabilities incurred related to held for trading or derivative instruments. They are carried in the statement of financial position at fair value with changes in fair value recognized in the statement of comprehensive income.

AUDITION SHOWDOWN INC.

NOTES TO FINANCIAL STATEMENTS DECEMBER 31, 2019

Expressed in Canadian Dollars

4	SIGNIFICANT ACCOUNTING POLICIES (continued)

Share capital

Financial instruments issued by the Company are classified as equity only to the extent that they do not meet the definition of a financial liability or financial assets. The Company’s common shares are classified as equity instruments. Transaction costs directly attributable to the issue of common shares are recognized as a deduction from equity.

Income taxes

Income tax expense comprises current and deferred tax. Income tax expense is recognized in profit or loss except to the extent that it relates to items recognized directly in equity, in which case it is recognized in equity.

Current tax is the expected tax payable on the taxable income for the year, using tax rates enacted or substantively enacted at the reporting date, and any adjustment to tax payable in respect of previous years.

Deferred tax is recognized on any temporary differences between the carrying amounts of assets and liabilities in the consolidated financial statements and the corresponding tax bases used in the computation of taxable earnings. Deferred tax assets and liabilities are measured at the tax rates that are expected to apply in the period when the asset is realized and the liability is settled. The effect of a change in the enacted or substantively enacted tax rates is recognized in net earnings and comprehensive income or in equity depending on the item to which the adjustment relates.

A deferred tax asset is recognized to the extent that is probable that future taxable profits will be available against which the temporary difference can be utilized. Deferred tax assets are reviewed at each reporting date and are reduced to the extent that it is no longer probable that the related tax benefit will be realized.

Foreign currency

Monetary assets and liabilities denominated in foreign currencies are translated into Canadian dollars at the rate of exchange prevailing at the statement date. Non-monetary assets and liabilities denominated in foreign currencies are translated into Canadian dollars at historical exchange rates. Revenue and expense items, other than amortization, are translated at the rate of exchange in effect on the transaction date. An exchange gain or loss that arises on translation or settlement of a foreign currency denominated monetary item is included in the determination of total comprehensive income for the year.

Related parties

Parties are considered to be related if one party has the ability, directly or indirectly to control the other party or exercise significant influence over the other party in making operating and financial decisions. Parties are also related if they are under common control or common significant influence. Related parties may be individuals or corporate entities. A transaction is considered to be a related party transaction when there is a transfer of resources or obligations between related parties. Related party transactions that are in the normal course of business and have commercial substance and are measured at the fair value.

AUDITION SHOWDOWN INC.

NOTES TO FINANCIAL STATEMENTS DECEMBER 31, 2019

Expressed in Canadian Dollars

4	SIGNIFICANT ACCOUNTING POLICIES (continued)

Other comprehensive income (loss)

Other comprehensive income (loss) is the change in the Company’s net assets that results from transactions, events and circumstances from sources other than the Company’s shareholders and includes items that are not included in net profit or loss such as unrealized gains or losses on available-for-sale investments, gains or losses on certain derivative instruments and foreign currency gains or losses related to translation of the financial statements of foreign operations and items that will be reclassified subsequently directly to equity. The Company’s comprehensive income (loss), components of other comprehensive income and cumulative translation adjustments are presented in the statements of comprehensive income (loss) and the statements of changes in equity (deficit).

Loss per share

Per IAS 33 “Earnings per Share” applies to a company whose common shares or potential common shares are traded in a public market or that files, or is in the process of filing, its financial statements with a securities commission or other regulatory organization for the purpose of issuing common shares in a public market. Loss per share is computed by dividing the loss for the period by the weighted average number of common shares outstanding during the period, including contingently issuable shares which are included when the conditions necessary for issuance have been met. Diluted loss per share is calculated in a similar manner, except that the weighted average number of common shares outstanding is increased to include potentially issuable common shares from the assumed exercise of common share purchase options and warrants, if dilutive. As at December 31, 2019, the Company did not have any stock options or warrants issued.

5	ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

Accounts payable and accrued liabilities are comprised as follows:

$

Trade payable	29,018

6	RELATED PARTY INFORMATION

Due from shareholders

These receivables are non-interest bearing, unsecured and have no specific terms of repayment.

Accounts payable and accrued liabilities

Included in accounts payable and accrued liabilities are amounts owing to Thought Launch Capital & Advisory, a company under common management, in the amount of $8,350.

Compensation of key management personnel

Key management personnel are those persons having authority and responsibility for planning, directing and controlling the activities of the Company, directly and indirectly, and include directors. No salaries or other benefits were paid to key management personnel, including directors, during the year.

Unless otherwise noted, related party transactions are measured at the exchange amount, which is the amount of consideration established and agreed to by the related parties.

AUDITION SHOWDOWN INC.

NOTES TO FINANCIAL STATEMENTS DECEMBER 31, 2019

Expressed in Canadian Dollars

7	SHARE CAPITAL

Authorized, unlimited number of:

Common shares, no par value

Multiple voting shares, each share has 25 votes, no par value

		$
Issued
24,000,000	Common shares	2,400
18,000,000	Multiple voting shares	1,800
42,000,000		4,200

During the period ended December 31, 2019, the Company entered into the following capital transaction:

24,000,000	Issuance of common shares on September 30, 2019 at $0.0001 per share, not fully paid as at December 31, 2019;

18,000,000	Issuance of multiple voting shares on September 30, 2019 at $0.0001 per share, not fully paid as at December 31, 2019.

Subsequent to the period ended December 31, 2019, the Company entered into the following capital transactions:

250,000	Issuance of common shares at $0.10 per share for $25,000 held as deposit for issuance of shares;

5,155,000	Issuance of common shares at $0.10 per share for $515,500; and

6,905,200	Issuance of common shares in exchange for business advisory services to be provided. An estimate of the value of such services cannot be made as of the date of the approval of these financial statements.

8	INCOME TAXES

The Company’s income tax provision varies from the amount that would otherwise result from the application of the combined effective Canadian federal and provincial income tax rate to loss before income taxes. The difference results from the following:

$

Loss before income taxes	(34,728)

Expected income tax expense recovery at the combined basic federal and provincial tax rate of 26.5%	(9,203)

Income tax recovery	(9,203)

The Company has losses carried forward for income tax purposes totaling $34,728 as at December 31, 2019 which are available to reduce taxable income in future periods. The tax losses will expire at the end of fiscal 2039.

AUDITION SHOWDOWN INC.

NOTES TO FINANCIAL STATEMENTS DECEMBER 31, 2019

Expressed in Canadian Dollars

8	INCOME TAXES (continued)

Deferred income tax asset

The income tax effects of temporary differences that give rist to future income tax asset are as follows:

$

Non-capital losses carried forward	34,728

Deferred income tax asset	34,728

9	FINANCIAL INSTRUMENTS AND RISK MANAGEMENT

The financial instruments of the Company that are recorded at fair value have been classified into levels using a fair value hierarchy. The three levels of the fair value hierarchy are defined below:

Level 1	-	unadjusted quoted prices available in active markets for identical assets or liabilities;
Level 2	-	inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly (i.e. as prices) or indirectly (i.e., derived from prices); and
Level 3	-	inputs for the asset or liability that are not based on observable market data.

Assets are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. As at December 31, 2019, the Company’s cash was classified as Level 1 measurement. As at December 31, 2019, the Company had no financial instruments classified at Level 2 and Level 3.

Fair values

Except as disclosed elsewhere in these financial statements, the carrying amounts for the Company’s financial instruments approximate their fair values because of the short-term nature of these items.

The Company’s risk exposures and the impact on the Company’s financial instruments are summarized below:

Credit risk

Credit risk arises from the potential that counterparties will fail to satisfy their obligations as they come due. Credit risk is managed by dealing with counterparties that the Company believes to be creditworthy and by actively monitoring credit exposure and the financial health of the counterparties. The Company does not have a significant exposure to any individual third party.

Liquidity risk

Liquidity risk is the risk the Company will encounter difficulty in meeting obligations associated with financial liabilities that are settled in cash or other financial assets. The Company’s approach to manage liquidity risk is to ensure that it will have sufficient liquidity to meet liabilities when due. The majority of current assets reflected on the statements of financial position are highly liquid. As at December 31, 2019, the Company had current assets of $23,490 to settle current liabilities of $29,018. The Company does not anticipate any issues with repayment of the current liabilities as they come due.

AUDITION SHOWDOWN INC.

NOTES TO FINANCIAL STATEMENTS DECEMBER 31, 2019

Expressed in Canadian Dollars

9	FINANCIAL INSTRUMENTS AND RISK MANAGEMENT (continued)

Foreign exchange risk

Foreign exchange risk arises from the possibility that changes in the price of foreign currencies will result in changes in carrying value. The Company does not hold any assets denominated in currencies other than the Canadian dollar and is not subject to foreign currency risk.

Capital management

As at December 31, 2019, the Company was not subject to any regulatory capital requirements. The Company’s capital is composed of equity, including shareholders’ equity and deficit.

The Company’s objectives when managing capital include:

(a)	ensuring that the Company meets relevant regulatory capital requirements, when applicable; and
(b)	ensuring that the Company is able to meet its financial obligations as they become due.

PART III

INDEX TO EXHIBITS

2.1 Articles of Incorporation*

2.2 Amendment to Articles of Incorporation*

2.3 Bylaws*

4. Form of Subscription Agreement*

6.1 Broker-Dealer Agreement with Dalmore Group, Inc.*

6.2 Employment Agreement of John McMahon*

6.3 Employment Agreement of Damian Lee*

6.4 Agreement with Jonah Group*

11. Consent of Auditing Accountant

12. Validity opinion of Goodmans LLP*

13. “Test the waters” materials*

14. Form F-X*

* Previously filed.

III-1

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this Offering Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Toronto, Ontario, on June 24, 2020.

Audition Showdown Inc.

By	/s/ John McMahon
John McMahon, Chief Executive Officer
Audition Showdown Inc.

This Offering Statement has been signed by the following persons in the capacities and on the dates indicated.

By	/s/ John McMahon
John McMahon, Chief Executive Officer,
Principal Financial Officer,
Principal Accounting Officer and Director
Date: June 24, 2020

By	/s/ Damian Lee
Damian Lee, Director
Date: June 24, 2020

III-2